Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Posts Record Quarterly Earnings

•	Net income for second quarter of 2008 increases to $74.3 million ($1.04 per diluted share) from $4.7 million ($0.07 per diluted share) in comparable period last year
•	Coal revenues increase 63 percent on record metallurgical shipments
•	Per-ton margin increases 130 percent quarter-over-quarter
•	Record EBITDA of $141.8 million, compared with $53.7 million in second quarter of 2007
•	More than 21 million tons of Alpha’s planned metallurgical coal production in 2009 and 2010 remains open for pricing
•	Alpha enters into agreement to merge with Cleveland-Cliffs

ABINGDON, Va., July 29, 2008—Alpha Natural Resources, Inc. (NYSE: ANR), the largest supplier of metallurgical coal in the U.S., established all-time quarterly records for coal revenues, net income and cash flow from operating activities in the quarter ended June 30, 2008 as the company achieved its highest-ever shipments and pricing for metallurgical coal due to continued strong global demand from the steel industry.

For the three months ended June 30, 2008, Alpha recorded coal revenues of $631.9 million, compared with $387.2 million in the same period of 2007. Net income for the most recent quarter was $74.3 million ($1.04 per diluted share), compared with net income of $4.7 million ($0.07 per diluted share) in the second quarter of 2007.

Results for the most recent quarter included the following items, equal to $39.2 million pretax, or $30.2 million after tax ($0.42 per diluted share):
•	$14.7 million charge for retiring the company’s 10% senior notes due 2012;
•	$8.9 million of interest expense from full amortization of debt issuance costs related to the company’s 2.375% convertible senior notes, which became convertible on July 1, 2008;
•
$9.2 million charge for recognition awards of common stock and other incentives granted under Alpha’s employee appreciation and retention program, of which approximately $8.7 million is in cost of sales;

•	$6.4 million charge for adjustments to employee incentive plans, of which approximately $1.7 million is in cost of sales.

Results for the most recent quarter also included an income tax benefit of $11.2 million ($0.16 per diluted share) from the reversal of a portion of the company’s existing valuation allowance for deferred tax assets. As of June 30, 2008, Alpha had sufficient earnings expectations going forward to conclude that it is more likely than not that most of the deferred tax asset previously reserved through a valuation allowance would be realized. Of the total amount realized ($37.6 million), $11.2 million was recognized as a discrete item in the second quarter with the effect of reducing income tax expense, while the remainder is recognized in the annual effective tax rate for the second through fourth quarters of 2008.

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One Alpha Place • P.O. Box 2345 • Abingdon, Virginia 24212 • 866-322-5742 • www.alphanr.com

Alpha Natural Resources, Inc.
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Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) for the three months ended June 30, 2008 reached a new quarterly record of $141.8 million, representing an improvement of $88.1 million, or 164 percent, from the same period last year. A reconciliation of EBITDA to net income, the most closely related GAAP measure, is provided in a table included with the accompanying financial schedules.

For the six months ended June 30, 2008, Alpha recorded coal revenues of $1,077.6 million compared with $767.4 million in the same period of 2007. Net income for the first half of 2008 was $99.9 million ($1.46 per diluted share), compared with net income of $13.1 million ($0.20 per diluted share) in the first half of 2007. EBITDA for the six months ended June 30, 2008 was $228.8 million, an increase of $119.0 million, or 108%, from the first half of 2007.

“Persistently strong demand for metallurgical coal from steel producers worldwide is having a profound impact on our financial performance,” said Michael Quillen, Alpha’s chairman and CEO. “In the second quarter, Alpha shipped nearly one million tons more metallurgical coal overseas than we did in the same period last year. For the first half, our seaborne metallurgical shipments were up 51 percent. With demand growing markedly from countries that are addressing their infrastructure needs, we expect some tightness in the market will continue for a period of time.”

“Alpha was already established as the largest U.S. exporter of high-quality metallurgical coals before this surge in 2008, and having 21 million tons of our planned metallurgical coal production open for contracting and pricing for the next two years puts us in an extremely good position looking forward,” added Kevin Crutchfield, president.

Quarterly Financial & Operating Highlights
(in millions, except per-share and per-ton amounts)
	Q2 2008	Q2 2007		Q1 2008
Coal revenues	$631.9	$387.2	*	$445.7
Income from operations	$111.5	$15.3		$42.6
Net income	$74.3	$4.7		$25.5
Earnings per diluted share	$1.04	$0.07		$0.39
EBITDA	$141.8	$53.7		$87.1
Tons of coal produced and processed	6.2	6.2		6.1
Tons of coal sold	7.8	6.8		6.9
Coal margin per ton	$21.85	$9.49	*	$12.18	*

*Adjusted from amounts reported in prior periods to exclude changes in the presentation of fair value of derivative instruments, which are now recorded as a component of costs and expenses, to conform to current year income statement presentation. The adjustments have no effect on previously reported income from operations or net income.
A reconciliation of EBITDA to net income is included in the notes accompanying the financial schedules.

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Alpha Natural Resources, Inc.
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         Financial Performance – Second Quarter

•
Total revenues in the second quarter increased by 68 percent over last year to $732.2 million. Coal revenues were up 63 percent due to significantly higher average price realizations and a 13 percent improvement in shipments, while other revenues rose 119 percent, mostly because of sales from our Gallatin lime business, higher third-party coal processing revenue and road construction revenue.

•
Alpha’s income from operations was $111.5 million in the latest quarter, compared with $15.3 million in the same period of 2007. Results for the most recent quarter included an unrealized after-tax gain in the fair value of derivative instruments of $5.0 million, equal to $0.07 per diluted share. This compares with a net unrealized after-tax gain of $0.3 million in the prior-year quarter.

•
Depreciation, depletion and amortization (DD&A) in the quarter just ended was $7.1 million higher than the second quarter of 2007. The increase came mainly from an increase in depletion at one of the company’s surface mines and from depreciation related to the June 2007 Mingo Logan acquisition and recent capital additions.

•
Selling, general and administrative (SG&A) expenses for the most recent quarter were $6.8 million higher than the second quarter last year, mostly due to changes to the company’s incentive compensation programs.

•
Interest expense (net) increased by $5.3 million in the most recent quarter, as the company fully amortized $8.9 million of deferred loan fees that it had incurred in issuing its 2.375% convertible senior notes due 2015, which became convertible on July 1, 2008. This was partly offset by significantly lower interest expense as a result of repayment of the company’s 10% senior notes due 2012. The company also incurred a $14.7 million pretax charge from the early extinguishment of the 10% notes. (See Liquidity and Capital Resources section.)

•
Reversal of a deferred tax asset valuation allowance (see page 1) reduced Alpha’s income tax expense by $11.2 million to $7.7 million for the second quarter of 2008. This compares with tax expense of $1.5 million in the prior-year period. Excluding the $11.2 million benefit, the company’s effective tax rate would have been approximately 23 percent in the second quarter of 2008, compared with approximately 24 percent in the prior-year period.

         Production and Sales – Second Quarter

•
Coal margin per ton, a key profitability measure for the company, rose 130 percent in the quarter just ended to a new high of $21.85, as the company’s higher-margin metallurgical products accounted for 44 percent of total shipments versus 37 percent in the corresponding period last year. The company’s average realized price per ton for the quarter reached $81.48, also a new quarterly high.

•
Produced and processed tons (representing company and contractor-operated mines and coal purchased at our processing plants) were 6.2 million tons in the quarter just ended, essentially level with the second quarter of 2007 and 1 percent higher than the first quarter of this year. To meet customer demand, the company purchased 1.5 million tons of coal in the quarter just ended, higher than both the comparable period last year and the first quarter of this year.

•
Total coal sales volumes for the quarter just ended were 7.8 million tons, up 13 percent on both a year-over-year and sequential basis. The company’s average cost of coal sales per ton in the most recent quarter increased 27 percent from the comparable period in 2007, and 13 percent sequentially. Produced and processed costs were impacted by increased sales-related costs (primarily royalties and severance taxes) and sharply higher mine supply costs—particularly diesel fuel increases and surcharges on steel for mine roof support—and by $10.4 million worth of stock awards and other employee incentives including those granted under Alpha’s employee appreciation and retention program launched May 1. The unit cost of outside coal purchases, which tends to move with coal market prices, rose 42 percent from the comparable three months last year and 10 percent sequentially.

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Quarterly Production and Sales Data
(in thousands, except per-ton amounts)

	Q2 2008	Q2 2007		% Change	Q1 2008		% Change	YTD-08	YTD-07		% Change
Production
Produced/processed	6,177	6,179		0%	6,087		1%	12,264	12,323		0%
Purchased	1,455	870		67%	1,066		36%	2,521	1,584		59%
Total	7,632	7,049		8%	7,153		7%	14,785	13,907		6%

Tons Sold
Steam	4,368	4,326		1%	3,969		10%	8,337	8,586		-3%
Metallurgical	3,387	2,515		35%	2,883		17%	6,270	4,882		28%
Total	7,755	6,841		13%	6,852		13%	14,607	13,468		8%

Coal revenue/ton
Steam	$51.12	$48.01	*	6%	$50.51		1%	$50.83	$48.42	*	5%
Metallurgical	$120.63	$71.39		69%	$85.05		42%	$104.27	$72.02		45%
Total	$81.48	$56.60	*	44%	$65.04		25%	$73.77	$56.98	*	29%

Cost of coal sales/ton¹
Alpha Mines	$55.56	$46.13	*	20%	$50.44	*	10%	$53.07	$45.86	*	16%
Contract Mines²	$70.69	$51.29		38%	$57.60		23%	$64.75	$50.76		28%
Total Produced and processed	$57.73	$47.04	*	23%	$51.36	*	12%	$54.65	$46.69	*	17%
Purchased	$67.47	$47.62	*	42%	$61.30		10%	$64.96	$50.84	*	28%
Total	$59.63	$47.11	*	27%	$52.86	*	13%	$56.45	$47.16	*	20%

Coal margin per ton³	$21.85	$9.49	*	130%	$12.18	*	79%	$17.32	$9.82	*	76%

1.	Excludes changes in fair value of derivative instruments, freight & handling costs, costs of other revenues, DD&A and SG&A
2.	Includes coal purchased from third parties and processed at our plants prior to resale
3.	Coal revenue per ton less cost of coal sales per ton

*Adjusted from amounts reported in prior periods to exclude changes in the presentation of fair value of derivative instruments, which are now recorded as a component of costs and expenses, to conform to current year income statement presentation. The adjustments have no effect on previously reported income from operations or net income.

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Alpha Natural Resources, Inc.
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         Year-to-Date Results

•
Total revenues in the first half of 2008 increased by 44 percent over last year to $1,249.1 million. Coal revenues were up 40 percent due to higher price realizations on both metallurgical and thermal coal and an 8 percent rise in sales volumes. Other revenues rose 92 percent in the first half to $26.4 million, mostly because of sales from our Gallatin lime business, and higher third-party processing fees and road construction revenue.  Income from operations was $154.1 million in the first six months of 2008, compared with $35.5 million in the same period of 2007.

•
Coal sales volumes for the first six months of 2008 totaled 14.6 million tons, an increase over the prior-year period of 1.1 million tons, or 8 percent. Metallurgical coal shipments were up 28 percent from the first half of 2007 while thermal coal shipments were down 3 percent. Coal purchases climbed 59 percent. The company’s unit cost of coal sales rose 20 percent for the first six months of 2008 compared with last year, while average realization per ton increased by 29 percent. As a result, Alpha’s coal margin per ton for the first half of 2008 reached $17.32, a 76 percent increase from $9.82 per ton in the first half of 2007.

•
At June 30, 2008, Alpha had unrealized net gains of $10.9 million on its balance sheet for certain open forward coal contracts for the purchase or sale of coal that are considered derivatives. Since Alpha intends to take delivery or provide delivery of coal under these contracts, the net unrealized gains will reverse into the income statement in future periods when ultimate delivery occurs. This reversal will result in higher cost and expenses in those future periods. At June 30, 2008, the company also had unrealized net gains on diesel fuel swap agreements and put options in the amount of $22.7 million.

Liquidity and Capital Resources

Cash provided by operations for the quarter ended June 30, 2008 was $137.7 million, compared with $49.7 million in the second quarter of 2007, and was $179.4 million through the first six months of 2008, compared with $102.3 million for the first six months of 2007.

Capital expenditures for the quarter just ended totaled $40.4 million and $74.2 million for the first six months of 2008, compared with $27.1 million and $71.7 million for the same periods last year.

Total debt outstanding at June 30, 2008 was $545.6 million, compared with $445.1 million at the end of the second quarter of 2007. The company had available liquidity of $699.3 million at the end of the second quarter of 2008, including cash of $406.5 million and $292.8 million available under the company’s credit facility.

On April 7, 2008, the company completed concurrent offerings of approximately 4.2 million shares of common stock at $41.25 per share and $287.5 million aggregate principal amount of 2.375% convertible senior notes due 2015. Net proceeds of $443.3 million were used in part to repurchase all the outstanding principal amount of the 10% senior notes previously issued by Alpha subsidiaries, with the remaining proceeds designated for other general corporate purposes.

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The 2.375% convertible senior notes were issued with an initial conversion price of $54.66 and require net share settlement. Net share settlement requires the company to pay upon conversion up to the principal amount of each note in cash, with any value above the applicable conversion price (currently $54.66 per share) to be repaid in shares of our stock, cash or a combination thereof at the company’s option. The notes become dilutive for earnings per share calculations when the average price for the quarter exceeds the applicable conversion price. The average price of Alpha common shares during the second quarter 2008 was $68.45, and accordingly the company added 1,059,716 and 529,858 shares to second quarter and year-to-date dilutive earnings per share calculations, respectively.

On July 1, 2008, the notes became convertible at the option of the holders and will remain convertible through September 30, 2008, the last trading day of the current fiscal quarter.  The notes became convertible because the company’s common stock exceeded the conversion threshold price of $71.06 per share (130 percent of the applicable conversion price of $54.66 per share) for at least 20 trading days within the 30 consecutive trading days ending June 30, 2008.  As of July 28, 2008, no holders had converted their notes.

Recent Developments

On July 16, Alpha and Cleveland-Cliffs Inc. jointly announced the signing of a definitive merger agreement under which Cleveland-Cliffs has agreed to acquire all outstanding common stock of Alpha in a stock and cash transaction. Under the terms of the agreement, for each share of Alpha common stock, Alpha stockholders would receive 0.95 Cleveland-Cliffs common shares and $22.23 in cash.

The combined company, which will be renamed Cliffs Natural Resources, will become one of the largest U.S. mining companies with a portfolio that includes nine iron ore facilities and more than 60 coal mines located across North America, South America and Australia. Upon completion of the transaction, Alpha stockholders would own approximately 40 percent of the combined company and Cleveland-Cliffs shareholders would own approximately 60 percent.

The transaction is subject to approval by Cleveland-Cliffs and Alpha shareholders, as well as the satisfaction of customary closing conditions and regulatory approvals, including expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Outlook

With steel production, consumption and pricing levels continuing to show solid strength across the globe, demand for metallurgical coal has remained persistently strong throughout 2008. Total metallurgical coal shipments of 6.3 million tons in the first half put the company squarely on target to meet or exceed its target of 12 million tons of metallurgical coal sales this year, which would be a new high for the company. By raising its ownership position in the Dominion Terminal Associates port facility in Virginia in April, Alpha increased its future export capabilities from the East Coast.

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Importantly, with metallurgical coal remaining in high demand around the world, during the second quarter, Alpha committed and priced a considerable amount of planned production from the second quarter of 2008 through the first half of 2009. The weighted average on the 3.1 million tons that the company priced in the second quarter for delivery during that time period was in excess of $250 per ton realized at the mine.

In this environment, Alpha has continued to pursue opportunities that will augment the company’s metallurgical supply capabilities. As of July 23, 2008, the company had approximately 10 million tons of planned metallurgical coal production uncommitted and unpriced for calendar year 2009, and in excess of 11 million tons for 2010. Combined, this represents 83 percent of Alpha’s planned metallurgical coal production for the two-year period, and excludes any third-party purchases that are blended and/or resold.

Of Alpha’s planned thermal coal production in 2009 and 2010, approximately 39 percent was uncommitted and unpriced as of July 23, or a total of more than 11 million tons. Approximately 2.7 million tons was committed during the second quarter for delivery in 2008 and 2009 at a weighted average price of more than $102.

Based upon its current outlook and assessment of market conditions and contractual commitments, Alpha is issuing the following targets for the year 2008 and including targets for 2009, although the company may not continue to provide such targets in the future:

TARGET	2008	2009
Production (produced & processed)	24.5 – 25.0 million tons	27.0 – 28.0 million tons
Purchased coal	5.0 – 5.5 million tons	3.0 – 5.0 million tons
Coal revenues	$2.2 billion - $2.4 billion	$3.7 billion - $4.4 billion
DD&A	$175 million - $185 million	$200 million - $210 million
Income tax rate	21% - 23%*	29% - 31%
Net income	$230 million - $270 million	$1.0 billion - $1.3 billion
EBITDA**	$490 million - $540 million	$1.7 billion - $2.1 billion
Capital expenditures	$145 million - $155 million	$175 million - $200 million

* 2008 tax rate excludes the $11.2 million benefit from the tax valuation allowance reversal in the second quarter.

**A reconciliation of EBITDA targets to net income targets is included in the notes accompanying the financial schedules.

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Second Quarter Earnings Conference Call

Alpha management will hold a conference call at 11:00 a.m. Eastern Time on July 29, 2008, to discuss the company’s second quarter results and the business outlook. The call will be accessible through the Investor Relations section of Alpha’s web site and will be archived on the site for a period of two weeks. Also, a podcast of the call will be available for downloading on the company’s web site following the call. Please go to www.alphanr.com.

A telephone replay of the call will be available through August 12, 2008, by calling 800-642-1687 (toll-free) or 706-645-9291 and entering pass code 56219600.

About Alpha Natural Resources

Alpha Natural Resources is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 89 percent of the company's reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 58 mines feeding 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,600 people.

ANRG

Forward Looking Statements

This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; future global economic, capital market or political conditions; weather conditions or catastrophic weather-related damage; our production capabilities; the consummation of financing, acquisition or disposition transactions and the effect thereof on our business; our ability to successfully integrate acquired or developed operations with our existing operations and implement our business plans for these new operations; our plans and objectives for future operations and expansion or consolidation; our relationships with, and other conditions affecting, our customers; timing of changes in customer coal inventories; changes in, renewal of and acquiring new long-term coal supply arrangements; inherent risks of coal mining beyond our control; environmental laws, including those directly affecting our coal mining and production, and those affecting our customers' coal usage; competition in coal markets; railroad, barge, truck and other transportation availability, performance and costs; the geological characteristics of Central and Northern Appalachian coal reserves; availability of mining and processing equipment and parts; our assumptions concerning economically recoverable coal reserve estimates; our ability to obtain or maintain any necessary permits or rights; availability of skilled employees and other employee workforce factors; regulatory and court decisions; future legislation and changes in regulations, governmental policies or taxes; unfavorable government interventions in, or nationalization of, foreign investments; changes in postretirement benefit obligations; our liquidity, results of operations and financial condition; decline in coal prices; derivative contracts not accounted for as a hedge that are marked to market; indemnification of certain obligations not being met; continued funding of the road construction business and related costs; disruption in coal supplies; ; restrictive covenants in our credit facility indenture governing our convertible notes; sales of additional shares of our common stock; future conversions of any of the convertible notes; provisions in our certificate of incorporation and bylaws and the indenture for our convertible notes may discourage a takeover attempt even if doing so might be beneficial to our stockholders; certain terms of our convertible notes may adversely impact our liquidity; and our reported interest expense may increase due to a proposed accounting change for cash settled convertible debt instruments like our convertible notes;

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the risk that the businesses of Alpha and Cleveland-Cliffs will not be integrated successfully pursuant to the previously announced proposed merger; the risk that the cost savings and any other synergies from the proposed transaction with Cleveland-Cliffs may not be fully realized or may take longer to realize than expected; disruption from the proposed transaction with Cleveland-Cliffs making it more difficult to maintain relationships with customers, employees or suppliers; the failure to obtain government approvals of the proposed transaction with Cleveland-Cliffs on the proposed terms and schedule, and any conditions imposed on the combined company in connection with consummation of the merger; the failure to obtain approval of the merger by the stockholders of Cleveland-Cliffs and Alpha; and the failure to satisfy various other conditions to the closing of the merger contemplated by the merger agreement between Cleveland-Cliffs and Alpha. These and other risks and uncertainties are discussed in greater detail in Alpha’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued.  In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Additional Information on the Proposed Transaction with Cleveland-Cliffs and Where to Find It

In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC.  ALPHA AND CLEVELAND-CLIFFS SHAREHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY  STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  The final joint proxy statement/prospectus will be mailed to shareholders of Alpha and shareholders of Cleveland-Cliffs.  Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, from Alpha Natural Resources, Inc., One Alpha Place, P.O. Box 2345, Abingdon, Virginia 24212, attention: Investor Relations, or call (276) 619-4410; or from Cleveland-Cliffs Inc, Investor Relations, 1100 Superior Avenue, Cleveland, Ohio 44114-2544, or call (216) 694-5700,

Participants In Solicitation

Alpha and Cleveland-Cliffs and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger.    Information concerning Alpha’ participants is set forth in the proxy statement, dated April 2, 2008, for Alpha’s 2008 annual meeting of stockholders as filed with the SEC on Schedule 14A.  Information concerning Cleveland-Cliffs’ participants is set forth in the proxy statement dated March 26, 2008, for Cleveland-Cliffs’ 2008 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Alpha and Cleveland-Cliffs in the solicitation of proxies in respect of the proposed merger will be included in the registration statement and joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Investor / Media Contact

Ted Pile, Alpha Natural Resources:  (276) 623-2920

NOTES TO ACCOMPANYING CONDENSED
CONSOLIDATED FINANCIAL STATEMENTS

Reconciliation of EBITDA

EBITDA is a non-GAAP financial measure used by management to gauge operating performance. Alpha defines EBITDA as net income plus interest expense, income tax expense, and depreciation, depletion and amortization, less tax benefit and interest income. Management presents EBITDA as a supplemental measure of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. EBITDA is not, however, a measure of financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or cash flow as determined in accordance with U.S. GAAP.  Moreover, EBITDA is not calculated identically by all companies. A reconciliation of EBITDA to net income, the most directly comparable U.S. GAAP measure, is provided in the accompanying tables.

FINANCIAL TABLES FOLLOW

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues:
Coal revenues	$631,876	$387,212	$1,077,555	$767,362
Freight and handling revenues	86,015	41,588	145,187	84,799
Other revenues	14,330	6,548	26,385	13,778
Total revenues	732,221	435,348	1,249,127	865,939
Costs and expenses:
Cost of coal sales (exclusive of items shown
separately below)	462,424	322,279	824,635	635,204
Increase in fair value of derivative instruments, net	(6,516)	(390)	(23,200)	(840)
Freight and handling costs	86,015	41,588	145,187	84,799
Cost of other revenues	13,110	4,768	23,125	10,396
Depreciation, depletion and amortization	44,910	37,855	89,170	73,644
Selling, general and administrative expenses
(exclusive of depreciation and amortization shown separately above)	20,732	13,982	36,086	27,221
Total costs and expenses	620,675	420,082	1,095,003	830,424

Income from operations	111,546	15,266	154,124	35,515
Other income (expense):
Interest expense	(17,097)	(10,030)	(27,184)	(20,023)
Interest income	2,234	457	3,023	1,094
Loss on early extinguishment of debt	(14,669)	—	(14,669)	—
Miscellaneous income, net	(127)	512	2	554
Total other income (expense), net	(29,659)	(9,061)	(38,828)	(18,375)
Income before income taxes and minority interest	81,887	6,205	115,296	17,140
Income tax expense	7,662	1,502	15,630	4,131
Minority interest	(112)	(44)	(201)	(87)
Net income	$74,337	$4,747	$99,867	$13,096

Net income per basic share	$1.07	$0.07	$1.48	$0.20

Net income per diluted share	$1.04	$0.07	$1.46	$0.20

Weighted average shares-basic	69,455,450	64,588,324	67,273,460	64,583,769
Weighted average shares-diluted	71,421,253	64,841,698	68,625,866	64,817,676

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$406,494	$54,365
Trade accounts receivable, net	257,285	183,969
Notes and other receivables	11,345	11,141
Inventories	85,418	70,780
Deferred income taxes	10,788	—
Prepaid expenses and other current assets	111,052	59,954
Total current assets	882,382	380,209
Property, plant, and equipment, net	619,237	640,258
Goodwill	20,547	20,547
Other intangibles, net	7,826	9,376
Deferred income taxes	81,522	97,130
Other assets	67,422	63,394
Total assets	$1,678,936	$1,210,914
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$289,956	$2,579
Note payable	6,398	18,883
Trade accounts payable	119,753	95,749
Deferred income taxes	—	9,753
Accrued expenses and other current liabilities	154,418	96,098
Total current liabilities	570,525	223,062
Long-term debt, net of current portion	249,242	425,451
Workers’ compensation benefit obligations	8,846	9,055
Postretirement medical benefit obligations	57,078	53,811
Asset retirement obligation	84,348	83,020
Deferred gains on sale of property interests	2,758	3,176
Other liabilities	38,208	30,930
Total liabilities	1,011,005	828,505

Minority Interest	1,187	1,573
Commitments and contingencies
Stockholders' equity:
Preferred stock - par value $0.01, 10,000,000 shares
authorized, none issued	—	—
Common stock - par value $0.01, 100,000,000 shares
authorized, 70,482,861 and 65,769,303 shares issued and outstanding
at June 30, 2008 and December 31, 2007, respectively	705	658
Additional paid-in capital	411,240	227,336
Accumulated other comprehensive loss	(20,200)	(22,290)
Retained earnings	274,999	175,132
Total stockholders' equity	666,744	380,836
Total liabilities and stockholders' equity	$1,678,936	$1,210,914

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ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2008	2007

Operating activities:
Net income	$99,867	$13,096
Adjustments to reconcile net income
to net cash provided by operating
activities:
Depreciation, depletion and amortization	89,170	73,644
Loss on early extinguishment of debt	14,669	—
Amortization of debt issuance costs	9,962	1,140
Accretion of asset retirement obligation	3,708	3,123
Share-based compensation	14,575	4,064
Amortization of deferred gains on sales
of property interests	(418)	(493)
Gain on sale of fixed assets and investments	(1,789)	(1,650)
Minority interest	(201)	(87)
Change in fair value of derivative instruments	(23,200)	(840)
Deferred income tax benefit	(6,256)	(854)
Other	50	385
Changes in operating assets and liabilities	(20,700)	10,780
Net cash provided by
operating activities	179,437	102,308

Investing activities:
Capital expenditures	$(74,207)	$(71,655)
Proceeds from disposition of property, plant,
and equipment	2,775	2,559
Investment in and advances to investee	(164)	(147)
Proceeds from sale of investment in coal terminal	1,500	—
Investment in Dominion terminal facility	(2,824)	—
Purchase of acquired companies	—	(43,890)
Deferred acquisition cost	(931)	(630)
Net cash used in investing activities	(73,851)	(113,763)

Financing activities:
Repayments of note payable	$(12,485)	$(13,853)
Proceeds from issuance of convertible debt	287,500	—
Repayments on long-term debt	(176,028)	13,336
Proceeds from issuance of common stock, net	164,666	—
Debt issuance costs	(10,861)	—
Premium payment on early extinguishment of debt	(10,703)	—
Decrease in bank overdraft	(160)	(12,749)
Tax benefit from share-based compensation	1,790	—
Proceeds from exercise of stock options	3,128	120
Other	(304)	—
Net cash provided by (used in)
financing activities	246,543	(13,146)
Net increase (decrease) in cash
and cash equivalents	352,129	(24,601)
Cash and cash equivalents at beginning of period	54,365	33,256
Cash and cash equivalents at end of period	$406,494	$8,655

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The following table reconciles EBITDA to net income, the most directly comparable GAAP measure:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In thousands)		(In thousands)

Net income	$74,337	$4,747	$99,867	$13,096
Interest expense	17,097	10,030	27,184	20,023
Interest income	(2,234)	(457)	(3,023)	(1,094)
Income tax expense	7,662	1,502	15,630	4,131
Depreciation, depletion and amortization	44,910	37,855	89,170	73,644
EBITDA	$141,772	$53,677	$228,828	$109,800

The following table reconciles EBITDA to net income, the most directly comparable GAAP measure, for the guidance provided in the earnings release:

	2008		2009
	Low-Range	Hi-Range	Low-Range	Hi-Range
	(In thousands)		(In thousands)

Net Income	$230,000	$270,000	$1,000,000	$1,300,000
Interest Expense	42,000	42,000	45,000	45,000
Interest Income	(9,000)	(10,000)	(36,000)	(43,000)
Income tax expense	47,000	58,000	486,000	593,000
Depreciation, depletion and amortization	180,000	180,000	205,000	205,000
EBITDA	$490,000	$540,000	$1,700,000	$2,100,000